Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Jefferies Credit Partners BDC Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$ 9,652,600.00	0.0001531	$ 1,477.81(2)

Fees Previously Paid	$ 0.00		$ 0.00

Total Transaction Valuation	$ 9,652,600.00(1)

Total Fees Due for Filing			$ 1,477.81

Total Fees Previously Paid			$ 0.00

Total Fee Offsets			$ 0.00

Net Fee Due			$ 1,477.81

(1)

Estimated for purposes of calculating the amount of the filing fee only. Calculated as the aggregate maximum purchase price for shares of common stock, based upon the net asset value per share as of June 30, 2024.

(2)

The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Order Making Fiscal Year 2025 Annual Adjustments to Registration Fee Rates (Release Nos. 33-11299; 34-100784 / August 20, 2024), equals $153.10 per million dollars of the value of the transaction.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims

Fee Offset Sources